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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-9

                   Solicitation/Recommendation Statement under
             Section 14(d)(4) of the Securities Exchange Act of 1934

                            ------------------------

                               INNOGY HOLDINGS PLC
                            (Name of Subject Company)

                               INNOGY HOLDINGS PLC
                      (Names of Person(s) Filing Statement)

                           ORDINARY SHARES OF 10P EACH
                                       AND
        AMERICAN DEPOSITARY SHARES (EACH REPRESENTING 10 ORDINARY SHARES)
                         (Title of Class of Securities)

                           G4782H101 (ORDINARY SHARES)
                     45769A103 (AMERICAN DEPOSITARY SHARES)
                      (CUSIP Number of Class of Securities)


                                 MICHAEL BOWDEN
                                COMPANY SECRETARY
                               INNOGY HOLDINGS PLC
                           WINDMILL HILL BUSINESS PARK
                                  WHITEHILL WAY
                               SWINDON, WILTSHIRE
                                     SN5 6PB
                                     ENGLAND
                               +44 (0)179 387 7777
                 (Name, Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications
                   On Behalf of the Person(s) Filing Statement)

                                    Copy to:

                                WILLIAM B. HOBBS
                                   LINKLATERS
                                 ONE SILK STREET
                                 LONDON EC2Y 8HQ
                                     ENGLAND
                               +44 (0)207 456 2000

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.




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ITEM 9.       EXHIBITS

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EXHIBIT NO.                       DESCRIPTION
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EXHIBIT 1                         Joint press release published in the United Kingdom dated March 22, 2002, announcing that RWE AG and Innogy Holdings plc have reached agreement on the terms of a recommended cash offer to be made by RWE to acquire all of the issued and to be issued share capital of Innogy (including those Innogy shares underlying the
                                  Innogy American Depositary Shares).

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